                                                             EXHIBIT 11


                 HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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                                                  THIRTEEN WEEKS ENDED                 THIRTY-NINE WEEKS ENDED
                                           -----------------------------------   ----------------------------------
                                           NOVEMBER 1, 1997   NOVEMBER 2, 1996   NOVEMBER 1, 1997  NOVEMBER 2, 1996
                                           ----------------   ----------------   ----------------  ----------------
                                                       (Unaudited)                           (Unaudited)

Income before extraordinary item                $   1,350         $     464          $   3,760        $   1,290
Extraordinary item, net (1)                             -            (1,093)                 -           (1,093)
                                                ---------         ---------          ---------        ---------
Net income (loss)                               $   1,350         $    (629)         $   3,760        $     197
                                                =========         =========          =========        =========


Weighted average number of common and
   common equivalent shares outstanding:

   Weighted average shares, excluding the
   effect of stock options                      6,214,637         4,405,689          6,172,057        4,024,737

   Effect of stock options (2)                    151,783           143,413            138,247          143,413
                                                ---------         ---------          ---------        ---------
                                                6,366,420         4,549,102          6,310,304        4,168,150
                                                =========         =========          =========        =========


Earnings per common share:
   Income before extraordinary item             $    0.21         $    0.10          $    0.60        $    0.31
   Extraordinary item, net (1)                          -             (0.24)                 -            (0.26)
                                                ---------         ---------          ---------        ---------
   Net income (loss)                            $    0.21         $   (0.14)         $    0.60        $    0.05
                                                =========         =========          =========        =========
-------------------------------
(1)  During the third quarter ended November 2, 1996 the Company completed its initial public offering with net proceeds of
     $32,868,000. In connection therewith, a substantial portion of the Company's long-term debt was repaid resulting in a loss of
     $1,093,000 (net of the applicable tax benefit of $677,000). The loss was classified as an extraordinary item.

(2)  Stock options have been included in the above computation utilizing the treasury stock method.

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